UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 23, 2014 (May 30 2014)

CHAPARRAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (405) 478-8770
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
As discussed in our Annual Report on Form 10-K for the year ended December 31, 2013, our Board approved selling our Ark-La-Tex, Permian Basin, Gulf Coast, and North Texas properties in five property packages to implement our strategy of focusing our operations in the Mid-Continent area. As part of this divestiture, we entered into a purchase and sale agreement (the “Agreement”) on May 30, 2014 with RAM Energy, LLC (“RAM”), whereby we will sell the ownership interests in our Central Basin properties located in Texas and southeast New Mexico. This property package currently accounts for approximately 600 BOE of average daily production, net to our ownership interest. Under the Agreement, the total purchase price for the Central Basin properties is approximately $48.1 million in cash (the “Purchase Price”). The Purchase Price is subject to customary pre- and post-closing adjustments as described in the Agreement. The Agreement contains customary representations, warranties, covenants and indemnities by the parties thereto, and the closing of the transaction contemplated by the Agreement is subject to the satisfaction of certain customary closing conditions as described therein. The sale and purchase of the Central Basin properties pursuant to the Agreement is expected to close on or about July 25, 2014, and is effective as of March 1, 2014. Upon closing the sale of this property package, the borrowing base under our senior secured revolving credit facility will be reduced to $484.5 million. Proceeds from this sale will be initially utilized to pay-down borrowings under our senior secured revolving credit facility.

Item 2.01.	Completion of Acquisition or Disposition of Assets.
As part of the divestiture plan discussed above, we entered into two purchase and sale agreements on April 3, 2014 with Scout Energy Group I, LP, and April 8, 2014 with RKI Exploration & Production, LLC, to sell, in aggregate, our ownership interests in the Delaware Basin and Ft. Worth Basin properties. We previously filed a Form 8-K on April 10, 2014 related to these divestitures. We completed the sale to Scout Energy Group I, LP, on May 18, 2014 and to RKI Exploration & Production, LLC, on May 23, 2014 for cash proceeds, net of closing adjustments and inclusive of proceeds from exercised preferential rights, of $25.2 million and $125.0 million, respectively. Upon closing the sale of both property packages, the borrowing base under our senior secured revolving credit facility was reduced from $600.0 million to $532.0 million. Proceeds from this sale were utilized to pay-down borrowings under our senior secured revolving credit facility.

As disclosed in our Form 8-K filed on April 30, 2014, we previously entered into a purchase and sale agreement for our Ark-La-Tex properties with RAM for a purchase price of $51.0 million, subject to pre- and post-closing adjustments. Upon closing the sale of this property package, which we expect to occur on or about June 26, 2014, the borrowing base under our senior secured revolving credit facility will be reduced to $505.0 million. Proceeds from this sale will be initially utilized to pay-down borrowings under our senior secured revolving credit facility.

 SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 30, 2014	CHAPARRAL ENERGY, INC.

	By:	/s/ JOSEPH O. EVANS
	Name:	Joseph O. Evans
	Title:	Chief Financial Officer and Executive Vice President

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